Exhibit 99.2

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
James McCusker
(203) 682-8200

K2 Inc. Sets Record and Meeting Dates for 2007 Annual Meeting of Shareholders

Carlsbad, California – February 16, 2007 — K2 Inc. (NYSE: KTO) announced today that it has established record and meeting dates for its 2007 annual meeting of shareholders. K2 shareholders of record as of the close of business on March 23, 2007 will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting. The annual meeting will be held at the offices of K2 Sports, located at 4201 Sixth Avenue South, Seattle, Washington 98108 on May 10, 2007.

K2 will send a definitive proxy statement to shareholders of record, which will contain important information about the meeting and the matters to be considered. Shareholders are urged to read the proxy statement when it becomes available.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Penn®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.